SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                              (Amendment No. 1)(1)


                         YES! ENTERTAINMENT CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   985834100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Copy to:
21st Century Communications Partners, L.P.       Michael R. Reiner, Esq.
767 Fifth Avenue, 45th Floor                     Morrison Cohen Singer
New York, New York 10153                           & Weinstein, LLP
Telephone (212) 754-8100                         750 Lexington Avenue
                                                 New York, New York 10022
                                                 Telephone (212) 735-8600
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                               February 29, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box
|_|.


NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                        (Continued on following page(s))

                                    -1 of 26-

----------

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP
No. 985834100                         13D
--------------------------------------------------------------------------------
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                   21st Century Communications Partners, L.P.
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                     WC, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization                        Delaware


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                     0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           0 shares                                     0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                     0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    0 shares                                     0%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                                    0 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*

________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 0%
________________________________________________________________________________
14   Type of Reporting Person*

                                       PN
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -2 of 26-

CUSIP
No. 985834100                         13D
--------------------------------------------------------------------------------
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                 21st Century Communications T-E Partners, L.P.
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]


________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                     WC, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization                        Delaware


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                     0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           0 shares                                     0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                     0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    0 shares                                     0%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                                    0 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*

________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 0%
________________________________________________________________________________
14   Type of Reporting Person*

                                       PN
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -3 of 26-

CUSIP
No. 985834100                         13D
--------------------------------------------------------------------------------
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

               21st Century Communications Foreign Partners, L.P.
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                     WC, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization                        Delaware


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                     0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           0 shares                                     0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                     0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    0 shares                                     0%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                                    0 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 0%
________________________________________________________________________________
14   Type of Reporting Person*

                                       PN
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -4 of 26-

CUSIP
No. 985834100                         13D
--------------------------------------------------------------------------------
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                       Sandler Mezzanine Partnership, L.P.
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                     WC, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization                        Delaware


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                     0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           0 shares                                     0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                     0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    0 shares                                     0%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                                    0 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 0%
________________________________________________________________________________
14   Type of Reporting Person*

                                       PN
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -5 of 26-

CUSIP
No. 985834100                         13D
--------------------------------------------------------------------------------
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


                     Sandler Mezzanine T-E Partnership, L.P.
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                     WC, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization                        Delaware


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                     0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           0 shares                                     0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                     0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    0 shares                                     0%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                                    0 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 0%
________________________________________________________________________________
14   Type of Reporting Person*

                                       PN
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -6 of 26-

CUSIP
No. 985834100                         13D
--------------------------------------------------------------------------------
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                   Sandler Mezzanine Foreign Partnership, L.P.
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                     WC, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization                        Delaware


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                     0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           0 shares                                     0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                     0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    0 shares                                     0%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                                    0 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 0%
________________________________________________________________________________
14   Type of Reporting Person*

                                       PN
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -7 of 26-

CUSIP
No. 985834100                         13D
--------------------------------------------------------------------------------
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                 Harvey Sandler
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                   PF, WC, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization                        United States


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                     0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           0 shares                                     0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                     0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    0 shares                                     0%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                                    0 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 0%
________________________________________________________________________________
14   Type of Reporting Person*

                                       IN
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -8 of 26-

CUSIP
No. 985834100                         13D
--------------------------------------------------------------------------------
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                   Barry Lewis
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                   PF, WC, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization                        United States


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                     0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           0 shares                                     0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                     0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    0 shares                                     0%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                                    0 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 0%
________________________________________________________________________________
14   Type of Reporting Person*

                                       IN
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -9 of 26-

CUSIP
No. 985834100                         13D
--------------------------------------------------------------------------------
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                               Michael J. Marocco
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                   PF, WC, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization                        United States


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                     0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           0 shares                                     0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                     0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    0 shares                                     0%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                                    0 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 0%
________________________________________________________________________________
14   Type of Reporting Person*

                                       IN
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -10 of 26-

CUSIP
No. 985834100                         13D
--------------------------------------------------------------------------------
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                 John Kornreich
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                   PF, WC, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization                        United States


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                     0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           0 shares                                     0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                     0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    0 shares                                     0%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                                    0 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 0%
________________________________________________________________________________
14   Type of Reporting Person*

                                       IN
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -11 of 26-

CUSIP
No. 985834100                         13D
--------------------------------------------------------------------------------
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                 Andrew Sandler
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                   PF, WC, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization                        United States


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                     0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           0 shares                                     0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                     0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    0 shares                                     0%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                                    0 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 0%
________________________________________________________________________________
14   Type of Reporting Person*

                                       IN
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -12 of 26-

CUSIP
No. 985834100                         13D
--------------------------------------------------------------------------------
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                Douglas Schimmel
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                     WC, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization                        United States


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                     0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           0 shares                                     0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                     0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    0 shares                                     0%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                                    0 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 0%
________________________________________________________________________________
14   Type of Reporting Person*

                                       IN
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -13 of 26-

CUSIP
No. 985834100                         13D
--------------------------------------------------------------------------------
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                  Hannah Stone
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                     WC, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization                        United States


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                     0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           0 shares                                     0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                     0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    0 shares                                     0%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                                    0 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 0%
________________________________________________________________________________
14   Type of Reporting Person*

                                       IN
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -14 of 26-

CUSIP
No. 985834100                         13D
--------------------------------------------------------------------------------
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                    David Lee
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                     WC, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization                        United States


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                     0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           0 shares                                     0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                     0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    0 shares                                     0%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                                    0 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 0%
________________________________________________________________________________
14   Type of Reporting Person*

                                       IN
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -15 of 26-

CUSIP
No. 985834100                         13D
--------------------------------------------------------------------------------
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                Edward Grinacoff
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

                                     WC, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization                        United States


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                     0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           0 shares                                     0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                     0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    0 shares                                     0%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                                    0 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)

                                                                 0%
________________________________________________________________________________
14   Type of Reporting Person*

                                       IN
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -16 of 26-

     This statement, dated February 29, 2000, constitutes Amendment No. 1 to the
Schedule 13D, dated June 8, 1995, regarding the reporting persons' ownership of certain securities of Yes! Entertainment Corporation (the "Issuer").

     This Schedule 13D is hereinafter referred to as the "Schedule". All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

     This Amendment No. 1 to the Schedule is filed in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the reporting persons. It shall refer only to the information which has materially changed since the filing of the Schedule.

ITEM 2. IDENTITY AND BACKGROUND

     8. (a) Barry Lewis, director and majority shareholder of EMEBE Corp. ("EMEBE") and a director, officer and majority shareholder of EMEBE Media Corp. ("EMEBE Media")
          (b)  Address: 177 South Mountain Road
                        New City, New York 10956
          (c)  Principal Occupation: Investments.
          (d)  No.
          (e)  No.
          (f)  Citizenship: United States.

     EMEBE Corp. was a general partner of SCM through June 30, 1997, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign. EMEBE Media Corp. was a general partner of SMGP through June 30, 1997, the general partner of Mezzanine, Mezzanine T-E and Mezzanine Foreign.

     11. (a) Andrew Sandler, is the sole shareholder of ALCR Corp. (formerly ALSI, LLC) and a director of ARPH.
          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153
          (c)  Principal Occupation: Investments.
          (d)  No.
          (e)  No.
          (f)  Citizenship: United States.

     ALCR Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign. ARPH is a general partner of SMGP, the general partner of Mezzanine, Mezzanine T-E and Mezzanine Foreign.


                                   -17 of 26-

     12.  (a)  Douglas Schimmel, is the sole shareholder of SERF Corp.
          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153
          (c)  Principal Occupation: Investments.
          (d)  No.
          (e)  No.
          (f)  Citizenship: United States.

     SERF Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign.

     13.  (a)  Hannah Stone, is the sole shareholder of TERPSI Corp.
          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153
          (c)  Principal Occupation: Investments.
          (d)  No.
          (e)  No.
          (f)  Citizenship: United States.

     TERPSI Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign.

     14.  (a)  David Lee, is the sole shareholder of JIRAKAL Corp.
          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153
          (c)  Principal Occupation: Investments.
          (d)  No.
          (e)  No.
          (f)  Citizenship: United States.

     JIRAKAL Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign.

     15.  (a)  Edward Grinacoff, is the sole shareholder of MEDG Corp.
          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153
          (c)  Principal Occupation: Investments.
          (d)  No.
          (e)  No.
          (f)  Citizenship: United States.

     MEDG Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign.


                                   -18 of 26-

ITEM 5. Interests in Securities of the Issuer.

     (a) The following list sets forth the aggregate number and percentage (based on 16,671,259 shares of Common Stock outstanding as reported in the Issuer's Form 10-Q for the quarter ended June 30, 1998) of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of February 29, 2000:

                                                          Shares of Common     Percentage of Shares
                                                         Stock Beneficially      of Common Stock
Name                                                            Owned           Beneficially Owned
----                                                            -----           ------------------
21st Century Communications Partners, L.P.                        0                     0%
21st Century Communications T-E Partners, L.P.                    0                     0%
21st Century Communications Foreign Partners, L.P.                0                     0%
Sandler Mezzanine Partnership, L.P.                               0                     0%
Sandler Mezzanine T-E Partnership, L.P.                           0                     0%
Sandler Mezzanine Foreign Partnership, L.P.                       0                     0%
Harvey Sandler                                                    0                     0%
Barry Lewis                                                       0                     0%
Michael J. Marocco                                                0                     0%
John Kornreich                                                    0                     0%
Andrew Sandler                                                    0                     0%
Douglas Schimmel                                                  0                     0%
Hannah Stone                                                      0                     0%
David Lee                                                         0                     0%
Edward Grinacoff                                                  0                     0%

     (b) Nothing to report.

     (c) The following is a description of all transactions in the securities of the Issuer by the persons identified in Item 2 of this Schedule 13D effected from December 29, 1999 through February 29, 2000, inclusive:

                                                            Number of Shares
Name of Shareholder           Purchase or Sale Date         Purchased or (Sold)           Purchase or Sales Price
-------------------           ---------------------         -------------------           -----------------------
21st Century                  2/29/00                       (350,314)                     $0.0655
Communications
Partners, L.P.

21st Century                  2/29/00                       (119,191)                     $0.0655
Communications T-E
Partners, L.P.

21st Century                  2/29/00                       (47,161)                      $0.0655
Communications Foreign
Partners, L.P.

Sandler Mezzanine             2/29/00                       (330,857)                     $0.0655
Partnership, L.P.



                                   -19 of 26-

                                                            Number of Shares
Name of Shareholder           Purchase or Sale Date         Purchased or (Sold)           Purchase or Sales Price
-------------------           ---------------------         -------------------           -----------------------

Sandler Mezzanine T-E         2/29/00                       (148,885)                     $0.0655
Partnership, L.P.

Sandler Mezzanine             2/29/00                       (71,685)                      $0.0655
Foreign Partnership, L.P.

     All sales of shares of Common Stock were effected in open market transactions in the over-the-counter market.

     (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

     (e) Effective as of February 29, 2000, the reporting persons ceased to be the beneficial owners of more than five percent (5%) of the Common Stock of the Issuer.


ITEM 7. Materials to be Filed as Exhibits

     Exhibit A. Agreement, effective as of February 29, 2000, among the reporting persons by which they have agreed to file this Schedule 13D and all necessary amendments, as required by Rule 13d-1.





                                   -20 of 26-

                                    SIGNATURE

     After reasonable inquiry and to the best of his/her/its knowledge and belief, each of the undersigned hereby certifies that the information set forth in this Schedule is true, complete and correct.

Dated: March 24, 2000
                              21ST CENTURY COMMUNICATIONS PARTNERS, L.P.
                              By:     Sandler Investment Partners, L.P.,
                                      General Partner
                                      By:   Sandler Capital Management,
                                            General Partner
                                            By:  ARH Corp., a
                                                 General Partner


                                      By: /s/ Edward Grinacoff
                                          --------------------------------------
                                              Name:  Edward Grinacoff
                                              Title: Secretary and Treasurer

                              21ST CENTURY COMMUNICATIONS T-E PARTNERS, L.P.
                              By:     Sandler Investment Partners, L.P.,
                                      General Partner
                                      By:   Sandler Capital Management,
                                            General Partner
                                            By:  ARH Corp., a
                                                 General Partner


                                      By: /s/ Edward Grinacoff
                                         ---------------------------------------
                                              Name:  Edward Grinacoff
                                              Title: Secretary and Treasurer

                              21ST CENTURY COMMUNICATIONS FOREIGN PARTNERS, L.P.
                              By:     Sandler Investment Partners, L.P.,
                                      General Partner
                                      By:   Sandler Capital Management,
                                            General Partner
                                            By:  ARH Corp., a
                                                 General Partner


                                      By: /s/ Edward Grinacoff
                                          -------------------------------------
                                              Name:  Edward Grinacoff
                                              Title: Secretary and Treasurer


                                   -21 of 26-

                              SANDLER MEZZANINE PARTNERSHIP, L.P.
                              By: Sandler Mezzanine General Partnership, General Partner
                                      By:   ARPH Media Corp.,
                                            General Partner


                                      By: /s/ Edward Grinacoff
                                         ---------------------------------------
                                              Name:  Edward Grinacoff
                                              Title: President


                              SANDLER MEZZANINE T-E PARTNERSHIP, L.P.
                              By: Sandler Mezzanine General Partnership, General Partner
                                      By:   ARPH Media Corp.,
                                            General Partner


                                      By: /s/ Edward Grinacoff
                                         ---------------------------------------
                                              Name:  Edward Grinacoff
                                              Title: President


                              SANDLER MEZZANINE FOREIGN PARTNERSHIP, L.P.
                              By: Sandler Mezzanine General Partnership, General Partner
                                      By:   ARPH Media Corp.,
                                            General Partner


                                      By: /s/ Edward Grinacoff
                                          --------------------------------------
                                              Name:  Edward Grinacoff
                                              Title: President


                                          /s/ Harvey Sandler
                                          --------------------------------------
                                          Harvey Sandler


                                          /s/ John Kornreich
                                          --------------------------
                                          John Kornreich


                                          /s/ Michael Marocco
                                          --------------------------
                                          Michael Marocco


                                   -22 of 26-

                                          /s/ Andrew Sandler
                                          --------------------------
                                          Andrew Sandler


                                          /s/ Douglas Schimmel
                                          --------------------------
                                          Douglas Schimmel


                                          /s/ Hannah Stone
                                          --------------------------
                                          Hannah Stone


                                          /s/ David Lee
                                          --------------------------
                                          David Lee


                                          /s/ Edward Grinacoff
                                          --------------------------
                                          Edward Grinacoff


                                          /s/ Barry Lewis
                                          --------------------------
                                          Barry Lewis


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).





                                   -23 of 26-

                                                                       EXHIBIT A

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1 under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $.01 per share, of YES! ENTERTAINMENT CORPORATION and that this Agreement be filed as an Exhibit to such statement on Schedule 13D.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the 29th day of February, 2000.

                              21ST CENTURY COMMUNICATIONS PARTNERS, L.P.
                              By:     Sandler Investment Partners, L.P.,
                                      General Partner
                                      By: Sandler Capital Management,
                                          General Partner
                                          By: ARH Corp., a
                                              General Partner


                                      By: /s/ Edward Grinacoff
                                          --------------------------------------
                                              Name:  Edward Grinacoff
                                              Title: Secretary and Treasurer

                              21ST CENTURY COMMUNICATIONS T-E PARTNERS, L.P.
                              By:     Sandler Investment Partners, L.P.,
                                      General Partner
                                      By: Sandler Capital Management,
                                          General Partner
                                          By: ARH Corp., a
                                              General Partner


                                      By: /s/ Edward Grinacoff
                                          --------------------------------------
                                              Name:  Edward Grinacoff
                                              Title: Secretary and Treasurer





                                   -24 of 26-

                              21ST CENTURY COMMUNICATIONS FOREIGN
                              PARTNERS, L.P.
                              By:     Sandler Investment Partners, L.P.,
                                      General Partner
                                      By: Sandler Capital Management,
                                          General Partner
                                          By: ARH Corp., a
                                              General Partner


                                      By: /s/ Edward Grinacoff
                                          --------------------------------------
                                              Name:  Edward Grinacoff
                                              Title: Secretary and Treasurer


                              SANDLER MEZZANINE PARTNERSHIP, L.P.
                              By: Sandler Mezzanine General Partnership, General Partner
                                      By: ARPH Media Corp.,
                                          General Partner


                                      By: /s/ Edward Grinacoff
                                          --------------------------------------
                                              Name:  Edward Grinacoff
                                              Title: President

                              SANDLER MEZZANINE T-E PARTNERSHIP, L.P.
                              By: Sandler Mezzanine General Partnership, General Partner
                                      By: ARPH Media Corp.,
                                          General Partner


                                      By: /s/ Edward Grinacoff
                                          --------------------------------------
                                              Name:  Edward Grinacoff
                                              Title: President

                              SANDLER MEZZANINE FOREIGN PARTNERSHIP, L.P.
                              By: Sandler Mezzanine General Partnership, General Partner
                                      By: ARPH Media Corp.,
                                          General Partner


                                      By: /s/ Edward Grinacoff
                                          --------------------------------------
                                              Name:  Edward Grinacoff
                                              Title: President


                                   -25 of 26-

                                          /s/ Harvey Sandler
                                          --------------------------
                                          Harvey Sandler


                                          /s/ John Kornreich
                                          --------------------------
                                          John Kornreich


                                          /s/ Michael Marocco
                                          --------------------------
                                          Michael Marocco


                                          /s/ Andrew Sandler
                                          --------------------------
                                          Andrew Sandler


                                          /s/ Douglas Schimmel
                                          --------------------------
                                          Douglas Schimmel


                                          /s/ Hannah Stone
                                          --------------------------
                                          Hannah Stone


                                          /s/ David Lee
                                          --------------------------
                                          David Lee


                                          /s/ Edward Grinacoff
                                          --------------------------
                                          Edward Grinacoff


                                          /s/ Barry Lewis
                                          --------------------------
                                          Barry Lewis



                                   -26 of 26-